Exhibit 23-1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports relating to the financial statements of The Procter & Gamble Company and subsidiaries and the effectiveness of The Procter & Gamble Company and subsidiaries' internal control over financial reporting dated August 8, 2014, appearing in the Annual Report on Form 10-K of The Procter & Gamble Company for the year ended June 30, 2014.

/s/Deloitte & Touche LLP
Cincinnati, Ohio
October 24, 2014